Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Teekay Corporation

We consent to the use of:

(a)	our reports dated April 26, 2016, with respect to the consolidated financial statements of Teekay Corporation as at December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015. Our report on the consolidated financial statements refers to the retrospective change in the method of accounting for debt issuance costs effective December 31, 2015 due to the adoption of Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs;

(b)	our report dated March 15, 2016, with respect to the consolidated financial statements of Malt LNG Netherlands Holdings B.V. as at December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015. Our report refers to the retrospective change in the method of accounting for debt issuance costs effective December 31, 2015 due to the adoption of Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs; and

(c)	our report dated April 21, 2015, with respect to the consolidated financial statements of Exmar LPG BVBA as at December 31, 2014 and 2013 and for the year ended December 31, 2014 and for the period from February 12, 2013 to December 31, 2013;

which reports appear in the December 31, 2015 Annual Report on Form 20-F of Teekay Corporation and are incorporated herein by reference and the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

August 19, 2016